EXHIBIT 99.2

For Immediate Release

Date: January 20, 2006

Contacts:	J. Williar Dunlaevy	Michael A. Christopher
	Chairman & Chief Executive Officer	President & Chief Operating Officer

Phone:	413-445-3500	413-445-3409

Email:	bill.dunlaevy@legacybanks.com	mike.christopher@legacybanks.com

LEGACY BANCORP, INC. ANNOUNCES DATE OF ANNUAL MEETING OF SHAREHOLDERS AND COMPLETION OF OPEN MARKET PURCHASES BY EMPLOYEE STOCK OWNERSHIP PLAN

Pittsfield, Massachusetts, January 20, 2006 - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”) announced today that its first annual meeting of shareholders will be held on Thursday, May 11, 2006 at 9:00 a.m. (Eastern Time) at the Cranwell Conference Center, 55 Lee Road, Lenox, Massachusetts.

The Company also announced that its Employee Stock Ownership Plan has completed its purchase of 824,688 shares of the Company’s common stock, representing 8.0% of the number of shares issued in the mutual to stock reorganization and initial public offering. The shares were purchased in open market transactions.

Legacy Banks is headquartered in Pittsfield. It employs 158 people and has ten offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, chartered in 1893, Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835 has a 170-year banking history in Berkshire County.

This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Legacy Banks’ interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Legacy Bancorp’s operations.